EXHIBIT 99.2

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, please contact your dealer, broker or financial, legal, tax or other professional advisors.

The Offer (as defined herein) has not been approved by any securities regulatory authority nor has any securities regulatory authority expressed an opinion about the fairness or merits of such transactions, the securities offered pursuant to such transactions or the adequacy of the information contained in this document. Any representation to the contrary is an offence.

LETTER OF TRANSMITTAL

TO DEPOSIT

7.00% CONVERTIBLE UNSECURED SUBORDINATED DEBENTURES DUE JUNE 30, 2028 OF CHEMTRADE LOGISTICS INCOME FUND (CUSIP: 16387PAM5)

PURSUANT TO THE OFFER TO PURCHASE DATED SEPTEMBER 22, 2025

THE OFFER WILL BE OPEN FOR ACCEPTANCE UNTIL 5:00 P.M. (EASTERN TIME) ON NOVEMBER 3, 2025, UNLESS EXTENDED, VARIED OR TERMINATED BY CHEMTRADE IN ACCORDANCE WITH ITS TERMS. DEBENTUREHOLDERS WILL BE ENTITLED TO RECEIVE THE CONSIDERATION FOR DEBENTURES, ONLY IF THEY VALIDLY TENDER THEIR DEBENTURES (AND DO NOT VALIDLY WITHDRAW TENDERED DEBENTURES) PRIOR TO THE EXPIRY TIME.

The Depositary for the Offer:
Computershare Investor Services Inc. (the “Depositary”)

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY.

All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Offer to Purchase of Chemtrade Logistics Income Fund (“Chemtrade”) dated September 22, 2025 (as the same may be amended or supplemented from time to time, the “Offer to Purchase”) and the accompanying issuer bid circular (as the same may be amended or supplemented from time to time, the “Circular”).

This Letter of Transmittal and the instructions hereto (as the same may be amended or supplemented from time to time, the “Letter of Transmittal”) and the Offer to Purchase and Circular (together with this Letter of Transmittal, the “Offer Documents”) constitute Chemtrade’s offer to purchase up to all of the 7.00% Convertible Unsecured Subordinated Debentures due June 30, 2028 of Chemtrade (the “Debentures”) from the holders thereof (each, a “Debentureholder”), for a purchase price per $1,000 principal amount of Debentures, at the election of the Debentureholder, of:

(a)	pursuant to a cash election (the “Cash Election”): (i) $1,200 in cash (subject to applicable withholding taxes, if any) (the “Cash Purchase Price”), plus (ii) a cash payment in respect of all accrued and unpaid interest outstanding on such Debentures up to, but excluding, the Payment Date; or

(b)	pursuant to a debenture election (the “Debenture Election”), subject to the Minimum Debenture Tender Condition having been met: (i) $1,000 principal amount of 7.00% Unsecured Subordinated Debentures due June 30, 2028 of Chemtrade (the “New Debentures”), plus (ii) $200 in cash (subject to applicable withholding taxes, if any) (the “Cash Premium”), plus (iii) a cash payment in respect of all accrued and unpaid interest outstanding on such Debentures up to, but excluding, the Payment Date;

in either case, upon the terms and subject to the conditions set forth in the Offer Documents. The terms and conditions of the Offer set forth in the Offer to Purchase and Circular are incorporated by reference in this Letter of Transmittal. Debentureholders should carefully review the information set forth in the Offer to Purchase and Circular and herein.

The conditions for acceptance by Chemtrade of Debentures tendered under the Debenture Election include that (i) at least $30,000,000 of the principal amount of the Debentures shall have been validly tendered pursuant to the Offer under the Debenture Election and not withdrawn; and (ii) the Toronto Stock Exchange (the “TSX”) shall not have withdrawn its conditional approval for the listing of the New Debentures on the TSX (together, the “Minimum Debenture Tender Condition”). Debentureholders who tender Debentures under the Debenture Election must also sub-elect the Cash Election or sub-elect for the return of their tendered Debentures, in the event the Minimum Debenture Tender Condition is not met.

If the Minimum Debenture Tender Condition has not been met on the date on which Debentures validly deposited under the Offer are to be taken up, Debentureholders who have elected the Debenture Election and sub-elected the Cash Election will be deemed to have elected the Cash Election, and Debentureholders who have elected the Debenture Election and sub-elected for return of the tendered Debentures will have their tendered Debentures promptly returned to them via a credit to the appropriate account at CDS. Debentureholders who do not properly elect either the Cash Election or the Debenture Election with respect to any Debentures deposited by them pursuant to the Offer will be deemed to have elected the Cash Election with respect to such Debentures.

All of the outstanding Debentures are held in book-entry form through the facilities of CDS Clearing and Depository Services Inc. (“CDS”). Tenders of Debentures to the Offer must be effected through CDS’ on-line tendering system (“CDSX”) for which the Offer will be eligible, and follow the procedures for book-entry transfer described under Section 3 of the Offer to Purchase, “Manner of Acceptance – Acceptance by Book-Entry Transfer”. Debentureholders who utilize CDSX to accept the Offer by a book-entry transfer of their holdings into the applicable account of the Depositary with CDS will be deemed to have completed, executed and delivered a Letter of Transmittal and to have agreed to be bound by the terms and conditions of the Offer Documents. A Debentureholder who wishes to tender Debentures under the Offer and whose position is held through an investment dealer, stock broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to tender such Debentures under the Offer.

In the case of any inconsistency between the terms of this Letter of Transmittal and the Offer to Purchase, the terms of the Offer to Purchase shall prevail.

Debentureholders must make their own decisions as to whether to deposit or refrain from depositing their Debentures, and, if tendered, the amount of their Debentures to deposit and the form of consideration to elect. Debentureholders are strongly urged to review and evaluate carefully all information in the Offer Documents and Chemtrade’s filings available under Chemtrade’s profile on SEDAR+, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Debentures under the Offer and, if so, what principal amount of Debentures to deposit and the form of consideration to elect.

The Offer is made by Chemtrade, a Canadian issuer, for its own securities, and while the Offer is subject to the disclosure requirements of the Province of Ontario and the other provinces and territories of Canada, Debentureholders in the United States should be aware that these disclosure requirements are different from those of the United States. Financial statements of Chemtrade have been prepared in accordance with International Financial Reporting Standards and are subject to Canadian auditing and auditor independence standards and, therefore, they may not be comparable to financial statements of U.S. companies prepared in accordance with United States generally accepted accounting principles.

The enforcement by Debentureholders of civil liabilities under U.S. federal securities laws may be adversely affected by the fact that Chemtrade is organized under the laws of the province of Ontario, that certain of its trustees and officers are residents of Canada, and that all or a substantial portion of the assets of Chemtrade and said persons are located outside the U.S. It may be difficult to effect service of process on Chemtrade, its officers and trustees. Additionally, it might be difficult for Debentureholders to enforce judgments of U.S. courts based on civil liability provisions of the U.S. federal securities laws or the securities or “blue sky” laws of any state within the U.S. in a Canadian court against Chemtrade or any of its non-U.S. resident trustees and officers or to bring an original action in a Canadian court to enforce liabilities based on the federal or state securities laws against such persons.

TO:	CHEMTRADE LOGISTICS INCOME FUND

AND TO:	COMPUTERSHARE INVESTOR SERVICES INC. at its offices set out herein.

The undersigned (or the person on whose behalf a book-entry is made) delivers to you the deposited Debentures in book-entry form and, subject only to the provisions of the Offer regarding withdrawal, irrevocably accepts the Offer for such Debentures upon the terms and conditions contained in the Offer pursuant to the Cash Election or the Debenture Election. The following are the details of the deposited Debentures:

Name of the Holder	Number of Debentures Deposited

For each $1,000 principal amount of Debentures validly tendered and not withdrawn by a Debentureholder and accepted for payment by Chemtrade pursuant to the Offer, at the election of the Debentureholder, such Debentureholder will receive:

(a)	pursuant to the Cash Election: the Cash Purchase Price, plus a cash payment in respect of all accrued and unpaid interest on such Debentures from the last interest payment date up to, but excluding, the Payment Date (collectively, the “Cash Election Consideration”); or

(b)	pursuant to the Debenture Election, subject to the Minimum Debenture Tender Condition having been met: $1,000 principal amount of New Debentures, plus the Cash Premium, plus a cash payment in respect of all accrued and unpaid interest on such Debentures from the last interest payment date up to, but excluding, the Payment Date (collectively, the “Debenture Election Consideration”, and together with the Cash Election Consideration, the “Consideration”).

All of the outstanding Debentures are held in book-entry form through the facilities of CDS. Tender of Debentures must be effected through CDS’ on-line tendering system, CDSX, for which the Offer will be eligible, pursuant to the procedures described under “Manner of Acceptance – Acceptance by Book-Entry Transfer” in the Offer to Purchase. Debentureholders who, through their respective CDS participants, utilize CDSX to accept the Offer by a book-entry transfer of their holdings into the applicable account of the Depositary with CDS will be deemed to have completed, executed and delivered a Letter of Transmittal and to have agreed to be bound by the terms and conditions of the Offer Documents.

DELIVERY IN A MANNER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE VALID DELIVERY.

YOU SHOULD RELY ONLY UPON THE INFORMATION CONTAINED IN THE OFFER DOCUMENTS. NONE OF CHEMTRADE OR THE DEPOSITARY HAS AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH ADDITIONAL, DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. YOU SHOULD ASSUME THE INFORMATION APPEARING IN THE OFFER DOCUMENTS IS ACCURATE ONLY AS OF THE DATE THEREOF. CHEMTRADE’S BUSINESS, FINANCIAL CONDITIONS, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

This document does not constitute an offer to or a solicitation of deposits from any person in ANY STATE WITHIN THE United States IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL or, subject to certain exceptions, any other jurisdiction outside of Canada in which such offer or solicitation is unlawful. The Offer is not being made to, nor will any deposits be accepted from or on behalf of: (i) Debentureholders in ANY STATE WITHIN the United States IN WHICH THE making or acceptance of the Offer IS UNLAWFUL or, (ii) subject to certain exceptions, any other jurisdiction outside of Canada in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, Chemtrade may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Debentureholders in any such jurisdiction, INCLUDING in ANY STATE WITHIN THE United States, subject to compliance with all applicable laws of such jurisdiction.

DEBENTUREHOLDERS INTENDING TO PARTICIPATE IN THE OFFER WILL NOT BE ABLE TO PARTICIPATE IF DEBENTURES ARE NOT TENDERED ON OR PRIOR TO THE EXPIRY TIME.

Questions and requests for assistance relating to the procedures for tendering Debentures may be directed to the Depositary and requests for additional copies of the Offer to Purchase and Circular and this Letter of Transmittal may be directed to the Depositary, in both cases at their address and telephone numbers on the back cover of this Letter of Transmittal. You may also consult your dealer, broker or other intermediary for assistance.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

A Debentureholder who, through a CDS participant, tenders Debentures through CDSX (a “Tendering Debentureholder”), acknowledges receipt of the Offer to Purchase and Circular and that the terms and conditions of the Offer to Purchase and Circular are incorporated in, and form part of, this Letter of Transmittal, which shall be read and construed accordingly.

Upon the terms and subject to the conditions set forth in the Offer Documents, the Tendering Debentureholder hereby tenders the principal amount of Debentures indicated in the book-entry confirmation delivered to the Depositary (the “Tendered Debentures”) to Chemtrade.

Upon the terms and subject to the conditions set forth in the Offer Documents and subject to, and effective upon, the acceptance for purchase of, and payment for, the Tendered Debentures by Chemtrade (the “Effective Time”), the Tendering Debentureholder (i) irrevocably sells, assigns and transfers to, or upon the order of, Chemtrade, all right, title and interest in and to all the Tendered Debentures pursuant to the Cash Election or the Debenture Election, (ii) waives any and all rights with respect to such Tendered Debentures (including, without limitation, any existing or past defaults and their consequences in respect of such Debentures and the Trust Indenture), (iii) releases and discharges Chemtrade and its subsidiaries from any and all claims the Tendering Debentureholder may have now, or may have in the future arising out of, or related to, such Tendered Debentures, including, without limitation, any claims that the Tendering Debentureholder is entitled to receive additional principal or interest payments with respect to such Tendered Debentures, to participate in any redemption or defeasance of such Tendered Debentures or be entitled to any of the benefits under the Trust Indenture and (iv) irrevocably constitutes and appoints Chemtrade, and any other Persons designated by Chemtrade in writing, as the true and lawful agents, attorneys, attorneys-in-fact and proxies of the Tendering Debentureholder with respect to the Tendered Debentures, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Tendered Debentures on the account books maintained by CDS, together, in any such case, with all accompanying evidence of transfer and authenticity, to, or upon the order of, Chemtrade, (b) present such Tendered Debentures for transfer or cancellation on the relevant security register of Chemtrade, (c) for so long as any Tendered Debentures are registered or recorded in the name of the Tendering Debentureholder, exercise any and all rights of such Tendering Debentureholder including, without limitation, the right to vote, execute and deliver (provided the same is not contrary to applicable Laws), as and when determined by Chemtrade, any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to Chemtrade in respect of any or all Tendered Debentures, revoke any such instruments, authorizations or consents given prior to or after the Effective Time, and designate in any such instruments, authorizations or consents any person or persons as the proxyholder of such Tendering Debentureholder in respect of such Tendered Debentures for all purposes including, without limitation, in connection with any meeting or meetings (or any adjournments thereof) of holders of relevant securities of Chemtrade, and (d) receive all benefits or otherwise exercise all rights of beneficial ownership of such Tendered Debentures, all in accordance with the terms and conditions of the Offer.

The Tendering Debentureholder accepts the Offer under the terms of this Letter of Transmittal (including by book-entry transfer) and revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Tendering Debentureholder at any time with respect to the Tendered Debentures. The Tendering Debentureholder agrees that (i) no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Tendered Debentures by or on behalf of the Tendering Debentureholder, and (ii) the Tendering Debentureholder will not exercise its right to convert, surrender for conversion, or otherwise attempt to convert, Tendered Debentures for, or into, Units, in the case of each of (i) and (ii), unless the Tendered Debentures are not taken up and paid for under the Offer or are withdrawn in accordance with the terms set out under “Withdrawal of Deposited Debentures” in the Offer to Purchase.

The Tendering Debentureholder understands that tender of the Tendered Debentures pursuant to the procedures described under “Manner of Acceptance” in the Offer to Purchase and in the instructions hereto and acceptance thereof by Chemtrade will constitute a binding agreement between the Tendering Debentureholder and Chemtrade upon the terms and subject to the conditions of the Offer. The Tendering Debentureholder recognizes that Chemtrade is not nor will it be required to accept for purchase any of the Tendered Debentures.

The Tendering Debentureholder acknowledges and agrees that Debentures tendered to the Offer may only be withdrawn by or on behalf of the Tendering Debentureholder at any time (i) prior to the Expiry Time, (ii) if the Debentures have not been taken up by Chemtrade after the Expiry Time, or (iii) if the Debentures have been taken up but not paid for by Chemtrade within three business days of being taken up.

Withdrawals of Debentures pursuant to the Offer must be effected via CDS and through a Tendering Debentureholder’s broker or other nominee. A notice of withdrawal of Debentures previously tendered must specify the name and number of the account at CDS to be credited with the withdrawn Debentures and otherwise comply with the procedures of CDS. Debentureholders should contact their dealer, broker or other intermediary for assistance. A withdrawal of Debentures deposited pursuant to the Offer may only be accomplished in accordance with the foregoing procedure.

The Tendering Debentureholder hereby represents and warrants that the Tendering Debentureholder (unless otherwise noted below) (i) owns the Tendered Debentures, free and clear of any hypothecs, mortgages, liens, charges, restrictions, security interests, claims, pledges, equitable interests and encumbrances of any nature or kind whatsoever and has not sold, assigned or transferred, or agreed to sell, assign or transfer, any of the Tendered Debentures to any other person, and is entitled to tender such Tendered Debentures and elects to participate in the Offer by tendering the Debentures; (ii) has full power and authority to tender, sell, assign and transfer the Tendered Debentures and that, when the same are accepted for purchase and paid for by Chemtrade, Chemtrade will acquire good, marketable and unencumbered title thereto, free and clear of hypothecs, mortgages, liens, charges, restrictions, security interests, claims, pledges, equitable interests and encumbrances of any nature or kind whatsoever, and the same will not be subject to any adverse claim or right; (iii) did not receive the Offer to Purchase in any other jurisdiction outside of Canada, and is not tendering the Debentures from any jurisdiction outside of Canada, unless in either case it has disclosed to Chemtrade the jurisdiction other than Canada in which it is located or resident, and Chemtrade has determined in its sole discretion that it will permit the participation of Debentureholders in such other jurisdiction after having taken such steps and in accordance with such procedures as it has determined necessary or desirable to comply with the applicable laws of such other jurisdiction; (iv) has not exercised its conversion right in respect of the Tendered Debentures; (v) if such Debentureholder is a “U.S. holder”, as defined in Rule 800(h) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), such Debentureholder does not hold the Debentures as “restricted securities” within the meaning of Rule 144(a)(3) promulgated under the Securities Act; (vi) has such knowledge and experience in business and financial matters as to be capable of evaluating Chemtrade and its business and the risks and merits of an investment in the New Debentures; and (vii) has been afforded the opportunity to obtain such additional information from Chemtrade that it has considered necessary in connection with its decision to tender its Debentures to the Offer.

The Tendering Debentureholder will, upon request, execute and deliver any additional documents deemed by the Depositary or Chemtrade to be necessary or desirable to complete the sale, assignment and transfer of the Tendered Debentures.

No authority herein conferred or agreed to be conferred by this Letter of Transmittal shall be affected by, and all such authority shall survive, the death or incapacity of the Tendering Debentureholder. All obligations of the Tendering Debentureholder hereunder shall be binding upon the heirs, executors, trustees in bankruptcy, personal representatives, successors and assigns of the Tendering Debentureholder.

For the purposes of the Offer, the Tendering Debentureholder understands that Chemtrade will be deemed to have accepted for purchase validly tendered Debentures (or defectively tendered Debentures with respect to which Chemtrade has waived such defect or defects) only if, as and when Chemtrade gives written notice thereof to the Depositary.

The Tendering Debentureholder understands that, notwithstanding any other provision of the Offer, Chemtrade’s acceptance to purchase for any Debentures validly tendered and not validly withdrawn pursuant to the Offer is conditioned upon the conditions set out under “Conditions of the Offer” in the Offer to Purchase in respect of the Offer having occurred or been satisfied or having been waived by Chemtrade. Chemtrade reserves the absolute right, in its sole discretion, to waive or vary any of the conditions of the Offer, in whole or in part, at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights which Chemtrade may have.

The conditions for acceptance by Chemtrade of Debentures tendered under the Debenture Election also include the Minimum Debenture Tender Condition. If the Minimum Debenture Tender Condition has not been met on the date on which Debentures validly deposited under this Offer are to be taken up, Chemtrade will not take up any Debentures tendered to the Debenture Election, unless the Debentureholder sub-elected the Cash Election. The Minimum Debenture Tender Condition will not impact whether Chemtrade will take up any Debentures tendered to the Cash Election.

Any Debentures not accepted for purchase will be returned to the Tendering Debentureholder as promptly as practicable following the Expiry Time or termination of the Offer, via a credit to the appropriate CDS account.

Payment for Debentures purchased pursuant to the Offer will be made by deposit of the Consideration with the Depositary in CDS.

The Depositary will act as the agent of Persons who have tendered Debentures in acceptance of the Offer for the purposes of receiving payment from Chemtrade and transmitting such payment to such Persons through CDS. Receipt by the Depositary of payment for such Debentures will be deemed to constitute receipt of payment by Persons depositing Debentures.

The Tendering Debentureholder acknowledges that the delivery and surrender of Debentures is not effective, and the risk of loss of Debentures does not pass to the Depositary, until receipt by the Depositary of a properly transmitted book-entry confirmation, together with all accompanying evidences of authority and any other required documents in a form satisfactory to Chemtrade. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Tendered Debentures will be determined by Chemtrade, in Chemtrade’s sole discretion (which determination shall be final and binding).

The Tendering Debentureholder hereby recognizes and acknowledges that (i) Chemtrade expressly reserves the absolute right in its sole discretion, subject to applicable Law, to reject any or all tenders of any Tendered Debentures determined by it not to be in proper form or amounts or, if the acceptance for payment of, or payment for, such Tendered Debentures may, in the opinion of Chemtrade’s counsel, be unlawful under the laws of any applicable jurisdiction, (ii) Chemtrade also reserves the absolute right, in its sole discretion, to waive or vary any of the conditions of the Offer or any defect or irregularity in any tender with respect to Debentures, whether or not similar defects or irregularities are waived in the case of other Debentureholders, (iii) Chemtrade’s interpretation of the terms and conditions of the Offer, the Offer Documents and any other related documents shall be final and binding, (iv) no tender of Tendered Debentures will be deemed to have been validly made until all defects and irregularities have been cured or expressly waived, (v) none of Chemtrade, the Debenture Trustee, CDS, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification, and (vi) if Chemtrade determines that the Tendering Debentureholder has not properly tendered its Debentures and it determines not to waive such defective tenders, such Tendering Debentureholder’s Tendered Debentures will be promptly returned to the Tendering Debentureholder following the Expiry Time, via a credit to the appropriate CDS account. If Chemtrade waives its right to reject a defective tender of Tendered Debentures, the Tendering Debentureholder will be entitled to receive the Consideration, as payment for take-up under the Offer.

Debentureholders will not be required to pay any fee or commission if they accept the Offer by depositing their Debentures directly with the Depositary. However, a broker or other intermediary through whom a Debentureholder owns Debentures may charge a fee to tender any such securities on behalf of the Debentureholder. Debentureholders should consult their brokers or other intermediary to determine whether any charges will apply.

By reason of the use by the Tendering Debentureholder of an English language form of Letter of Transmittal, the Tendering Debentureholder shall be deemed to have required that any contract evidenced by the Offer as accepted through this Letter of Transmittal, as well as all documents related thereto, be drawn exclusively in the English language. En raison de l’usage d’une lettre d’envoi en langue anglaise par le porteur qui effectue un dépôt, le porteur qui effectue un dépôt est réputé avoir requis que tout contrat attesté par les offres et son acceptation par cette lettre d’envoi, de même que tous les documents qui s’y rapportent, soient rédigés exclusivement en langue anglaise.

The undersigned understands that it should indicate whether the Debentures are deposited pursuant to the Cash Election or the Debenture Election (including sub-election) by completing Box C, “Cash Election or Debenture Election”. If an election is not made or is not properly made, the undersigned will be deemed to have elected the Cash Election in respect of all Tendered Debentures.

BOX A

ENTITLEMENT DELIVERY

All entitlement payments will be issued and mailed to your existing registration unless otherwise stated. If you would like your entitlement dispatched to a different address, please complete BOX B

❑   MAIL CHEQUE TO ADDRESS ON RECORD (DEFAULT)

❑   MAIL CHEQUE TO A DIFFERENT ADDRESS (MUST COMPLETE BOX B)

❑   HOLD CHEQUE FOR PICKUP AT COMPUTERSHARE TORONTO OFFICE:

Computershare Investor Services Inc.

320 Bay Street, 14th Floor,

Toronto, ON M5H 4A6

❑   DELIVER FUNDS VIA WIRE* (COMPLETE BOX D)

BOX B

MAIL PAYMENT TO 3rd PARTY ADDRESS*:

❑   CHECK BOX IF SAME AS EXISTING REGISTRATION (DEFAULT)

(ATTENTION NAME)

(STREET NUMBER & NAME)

(CITY AND PROVINCE/STATE)

(COUNTRY AND POSTAL/ZIP CODE)

(TELEPHONE NUMBER (BUSINESS HOURS)

(SOCIAL INSURANCE/SECURITY NUMBER)

* THE PAYMENT WILL REMAIN IN THE NAME OF THE REGISTRATION

BOX C

CASH ELECTION OR DEBENTURE ELECTION

(Please only check one box)

❑   CASH ELECTION

❑   DEBENTURE ELECTION, sub-election for CASH ELECTION if the Minimum Debenture Tender Condition has not been met

❑   DEBENTURE ELECTION, sub-election for return of the Tendered Debentures if the Minimum Debenture Tender Condition has not been met

If an election is not made or is not properly made, the undersigned will be deemed to have elected the Cash Election in respect of all Tendered Debentures.

BOX D

WIRE PAYMENT*

*PLEASE NOTE THAT THERE IS A $100 (PLUS APPLICABLE TAXES) BANKING FEE ON WIRE PAYMENTS. ALTERNATIVELY, CHEQUE PAYMENTS ARE ISSUED AT NO ADDITIONAL COST.

*IF WIRE DETAILS ARE INCORRECT OR INCOMPLETE, COMPUTERSHARE WILL ATTEMPT TO CONTACT YOU AND CORRECT THE ISSUE. HOWEVER, IF WE CANNOT CORRECT THE ISSUE PROMPTLY, A CHEQUE WILL BE AUTOMATICALLY ISSUED AND MAILED TO THE ADDRESS ON RECORD. NO FEES WILL BE CHARGED.

Please provide email address and phone number in the event that we need to contact you for corrective measures:

EMAIL ADDRESS: ____________________________________________________ PHONE NUMBER: __________________________

Beneficiary Name(s) that appears on the account at your financial institution – this MUST be the same name and address that your Debentures are registered to **Beneficiary Address (Note: PO Boxes will not be accepted) **City **Province/State **Postal Code/Zip Code **Beneficiary Bank/Financial Institution **Bank Address **City **Province/State **Postal Code/Zip Code PLEASE ONLY COMPLETE THE APPLICABLE BOXES BELOW, AS PROVIDED BY YOUR FINANCIAL INSTITUTION. YOU ARE NOT REQUIRED TO COMPLETE ALL BOXES **Bank Account No. Bank No. & Transit No. (Canadian Banks) ABA/Routing No. (US Banks) (3 digits & 5 digits) (9 digits)SWIFT or BIC Code IBAN Number Sort Code (GBP) (11 characters – if you only have eight, put ‘XXX’ for the last three)

Additional Notes and special routing instructions:

** Mandatory fields

Dated: _______________________________________

____________________________________________

Signature of Debentureholder or Authorized Representative (See Instruction 4)

_____________________________________________

Name of Debentureholder (please print or type)

______________________________________

Name of Authorized Representative (please print or type)

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Procedures for Tendering Debentures. All of the Debentures were issued in book-entry form, and all of the Debentures are currently represented by one or more global certificates held for the account of CDS. This Letter of Transmittal is being supplied only for informational purposes to Persons who hold Debentures in book-entry form through the facilities of CDS. Tender of Debentures through CDS must be made pursuant to the procedures described under “Manner of Acceptance” in the Offer to Purchase.

By tendering through CDSX, a Tendering Debentureholder waives any right to receive any notice of the acceptance for purchase of Tendered Debentures.

For a full description of the procedures for tendering Debentures, see “Manner of Acceptance” in the Offer to Purchase.

2. Use of the Letter of Transmittal. This Letter of Transmittal (or an originally signified electronic copy thereof) together with the deposited Debentures in book-entry form must be received by the Depositary at any of the offices specified on the last page of this Letter of Transmittal before 5:00 p.m. (Eastern time) on November 3, 2025, the Expiry Time, unless the Offer is extended, varied or terminated. Delivery will be deemed effective only when this Letter of Transmittal and the deposited Debentures in book-entry form are actually received by the Depositary.

3. Signatures. This Letter of Acceptance and Transmittal must be filled in and signed by the holder of Debentures accepting the Offer described above or by such holder’s duly authorized representative (in accordance with Instruction 4).

4. Fiduciaries, Representatives and Authorizations. Where this Letter of Transmittal is executed by a person on behalf of an executor, administrator, trustee, guardian, corporation, partnership or association or is executed by any other person acting in a representative or fiduciary capacity, this Letter of Transmittal must be accompanied by satisfactory evidence of their proof of appointment and authority to act. Any of Chemtrade or the Depositary, at their discretion, may require additional evidence of appointment or authority or additional documentation.

5. Withdrawal Rights. Debentures tendered may be withdrawn at any time (i) prior to the Expiry Time, (ii) if the Debentures have not been taken up by Chemtrade after the Expiry Time, or (iii) if the Debentures have been taken up but not paid for by Chemtrade within three business days of being taken up. For a full description of the procedures for withdrawing Tendered Debentures, see “Withdrawal Rights of Debentureholders” in the Offer to Purchase.

6. Determination of Validity. All questions as to the validity, form, eligibility (including the time of receipt) and acceptance for purchase of any tenders of Debentures pursuant to the procedures described in the Offer to Purchase and this Letter of Transmittal and the form and validity of all documents will be determined by Chemtrade, in its sole discretion, which determination shall be final and binding on all parties. Chemtrade expressly reserves the absolute right in its sole discretion, subject to applicable Law, to reject any or all tenders of any Debentures determined by it not to be in proper form or amounts or, if the acceptance for payment of, or payment for, such Debentures may, in the opinion of Chemtrade’s counsel, be unlawful under the laws of any applicable jurisdiction. Chemtrade also reserves the absolute right, in its sole discretion, to waive or vary any of the conditions of the Offer, or any defect or irregularity in any tender with respect to Debentures, whether or not similar defects or irregularities are waived in the case of other Debentureholders. Chemtrade’s interpretations of the terms and conditions of the Offer (including, without limitation, the instructions in this Letter of Transmittal) shall be final and binding. No alternative, conditional or contingent tenders will be accepted. Unless waived, any irregularities in connection with tenders must be cured within such time as Chemtrade shall determine. None of Chemtrade, the Debenture Trustee, CDS, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. None of Chemtrade, the Depositary, CDS or any other person will be under any duty to give notification of any defects or irregularities in such tenders or will incur any liability to Debentureholders for failure to give such notification. Tenders of such Debentures shall not be deemed to have been made until such irregularities have been cured or waived. Any Debentures received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the Debentureholders, as promptly as practical following the Expiry Time, via a credit to the appropriate CDS account.

7. Requests For Assistance or Additional Copies. Questions relating to the procedure for tendering Debentures and requests for assistance may be directed to the Depositary, whose address, e-mail and telephone number appears on the back cover of this Letter of Transmittal. Requests for additional copies of the Offer to Purchase and Circular and this Letter of Transmittal may also be directed to the Depositary.

8. Canadian Withholding Tax. Chemtrade does not intend to withhold Canadian non-resident withholding tax from payments (including interest paid or credited or deemed to be paid or credited) to a Debentureholder pursuant to the Offer to Purchase. Debentureholders are advised to consult their own tax advisors having regard to their particular circumstances.

9. Currency of Payments. All cash amounts payable under the Offer will be paid in Canadian dollars.

10. Privacy Notice. Computershare is committed to protecting your personal information. In the course of providing services to you and our corporate clients, we receive non-public personal information about you from transactions we perform for you, forms you send us, other communications we have with you or your representatives, etc. This information could include your name, contact details (such as residential address, correspondence address, email address), social insurance number, survey responses, securities holdings and other financial information. We use this to administer your account, to better serve your and our clients’ needs and for other lawful purposes relating to our services. Computershare may transfer personal information to other companies located outside of your province within Canada, or outside of Canada that provide data processing and storage or other support in order to facilitate the services it provides. Where we share your personal information with other companies to provide services to you, we ensure they have adequate safeguards to protect your personal information as per applicable privacy laws. We also ensure the protection of rights of data subjects under the General Data Protection Regulation, where applicable. We have prepared a Privacy Code to tell you more about our information practices, how your privacy is protected and how to contact our Chief Privacy Officer. It is available at our website, www.computershare.com, or by writing to us at 320 Bay Street, 14th Floor, Toronto, Ontario M5H 4A6.

IMPORTANT: CONFIRMATION OF BOOK-ENTRY TRANSFER AND ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE DEPOSITARY PRIOR TO THE EXPIRY TIME.

The Depositary for the Offer:

Computershare Investor Services Inc.

By Mail (in Canada) P.O. Box 7021 31 Adelaide St E Toronto, ON M5C 3H2 Attention: Corporate Actions

By Registered Mail, Hand or Courier (in Canada)

320 Bay Street

14th Floor

Toronto, ON M5H 4A6

Attn: Corporate Actions

Inquiries

Toll Free: 1-800-564-6253 (Canada)

E-Mail: corporateactions@computershare.com